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                           CROWN CORK & SEAL FINANCE

               Societe anonyme with share capital of FF 250,000

              Registered office: 67 rue Arago - 93400 Saint Ouen

     Registered at the Bobigny Register of Commerce and Companies as no.

                                 B 352 911 531



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                            ARTICLES OF ASSOCIATION

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                         Updated on November 25, 1996

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                            ARTICLES OF ASSOCIATION

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   1-GENERAL PROVISIONS

   Article 1
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   The company shall be in the form of a societe anonyme [limited liability corporation].

   Article 2
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   The company's name shall be CROWN CORK & SEAL FINANCE.

   Article 3
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   The object of the company shall be, in France and all other countries:

- to issue debt securities of whatsoever kind, including bonds, debt securities and other types of securities, and to contract borrowings from banks or other lenders, with a view to placing some or all of the sums thus raised at the disposal of the entities in the group to which the company belongs in connection with treasury operations as defined in article 12-3 of the banking law of January 24, 1984;

- to study, form, develop, operate, direct and manage all commercial, industrial, real estate or financial businesses or undertakings;

- to acquire, lease or rent with or without promise to sell (purchase option), construct and operate all factories, workshops, offices and premises;

- to acquire, manage and operate, in particular under lease with or without option to purchase, and incidentally, to sell all capital goods, fixed or mobile equipment or rolling stock, plant and machinery, and all means of transportation by land, sea or air;

- to take direct or indirect holdings in all operations or undertakings by forming companies, establishments or groupings of a real estate, commercial, industrial or financial nature, by participating in the constitution thereof or in capital increases of existing companies;

- to manage portfolios of holdings and negotiable securities and to carry out related operations;

-  to own and manage all real estate;


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        and generally, to carry out any industrial, commercial, financial, personalty or real estate transactions whatsoever relating directly or indirectly to the above objects.

Article 4
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The company's registered office shall be at 67 rue Arago, 93400 Saint Ouen.

It may be transferred to any other place in the same department or in an adjacent department by a simple decision of the Board of Directors, subject to ratification of this decision by the next Ordinary General Meeting of the shareholders to be held, and to any other place by a decision of an Extraordinary General Meeting of the shareholders.

Branches, representative offices and depots may be set up in any place and in any country by a simple decision of the Board of Directors, which may subsequently transfer or close them as it sees fit.


Article 5
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The company shall have a term of ninety-nine years from the date of its initial registration in the Register of Commerce and Companies, saving prior dissolution or extension for a term of no more than 99 years.


II-SHARE CAPITAL AND SHARES

Article 6
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The company's share capital shall be FF 250,000.

It shall be divided into 2,500 cash shares with a par value of one hundred francs each.


Article 7
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The shares shall be registered shares only.

The rights of the owners thereof shall be established in accordance with the legal and regulatory provisions in force.
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ARTICLE 8
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Except in the case of inheritance, liquidation of the joint property of man and wife or of transfer to a spouse or to an ascendant or descendant, the transfer of shares to a third party for whatsoever reason shall be subject to the approval of the Board of Directors.

To this end, as a request for approval indicating the surname, first names and address of the transferee, the number of shares it is proposed to transfer and the price offered, shall be sent to the company by registered letter with return receipt requested. Approval shall be given by notification sent by registered letter with return receipt requested, or shall be deemed to have been given in the event of failure to respond within a period of three months from the request.

If the company does not approve the proposed transferee, the Board of Directors shall be required, within a period of three months from the notification of its refusal by letter, to arrange for the shares to be acquired either by a shareholder or by a third party, or, with the consent of the transferor, by the company itself with a view to a reduction in the share capital, unless the transferor notifies the company during the said period of the withdrawal of his request. In the event that the parties fail to agree, the price of the shares shall be determined in accordance with the terms stipulated in article 1843-4 of the Civil Code.

If the purchase has not been completed by the end of the aforementioned period, approval shall be deemed to have been granted. However, this period may be extended by a court judgement obtained at the company's request.

Article 9
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Each share shall give entitlement to an interest in the ownership of the company's assets in proportion to the number of shares in issue; in particular, each share shall give entitlement both during the life of the company and upon its liquidation to payment of the same net amount in respect of any distribution or redemption, such that all the shares shall where appropriate be treated as a single mass, irrespective of any tax exemptions or tax charges liable to be borne by the company and arising as a result of such redemption of distribution, all the above to take account if necessary of the par value of the shares and of the rights attaching to different classes of shares.

Article 10
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Unpaid amounts on shares to be paid up in cash shall be called by the Board of
   Directors.

The portion called and the date on which the corresponding amounts are to be paid shall be brought to the attention of the shareholders either by placing a notice at least fifteen days in advance in a journal authorized to publish legal notices in the departement in which the registered office is located, or by registered letter sent to each of the shareholders subject to the same notice period.

Any shareholder who fails to pay calls on his shares as they fall due shall automatically and without prior formal notice become liable to the company for late payment interest calculated on a daily basis from the date the said payment falls due, at three points above the legal interest rate.





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The company may in addition sell any shares on which calls have not been met under the terms stipulated by the law.

The proceeds of such sale, after deducting costs, shall, under the terms stipulated by the law, be set-off against the remaining liability owed to the company by the shareholder whose shares have been expropriated, who shall remain liable for any residual deficit but shall be entitled to receive any residual gain.


III - THE COMPANY'S GOVERNING BODIES
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Article 11
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The company shall be administered by a Board of Directors made up of at least three and no more than twelve members.

No more than one-third of the Board members in office may be aged over 70 years.
  Any appointment of a Board member in contravention of this rule shall be null and void.

If the maximum number of Board members aged over 70 years is exceeded, the oldest Board member shall be deemed to have automatically resigned from office.

Board members shall hold office for a term of six years. They shall always be eligible to stand for reelection.

If a seat on the Board becomes vacant between two General Meetings as a result of death or resignation, the Board of Directors may make provisional appointments.

If no more than two Board members remain in office, these Board members, or failing this the statutory auditor(s), must immediately call an Ordinary General Meeting of the shareholders in order to bring the number of Board members up to the minimum.

Appointments of Board members made by the Board of Directors shall be subject to ratification by the next Ordinary General Meeting to be held. Failure to ratify the appointments shall not invalidate the decisions taken or acts carried out by the Board of Directors during the intervening period.

A Board member appointed to replace another Board member shall only remain in office for the remaining term of office of his predecessor.

Each Board member must own at least one share throughout his term of office.


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Article 12
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Board members may be called to meetings of the Board of Directors by any means, even orally.

Decisions shall be taken in accordance with the conditions as to quorum and majority stipulated by the law; in the event a tie vote, the Chairman of the meeting shall have the casting vote.

Copies or extracts of the deliberations of the Board of Directors shall be validly certified by the Chairman of the Board of Directors, by a Vice-Chairman, by a managing director, by a Board member to whom the powers of the Chairman have temporarily been delegated, or by a representative vested with the appropriate powers.

Article 13
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The Board of Directors shall be vested with comprehensive powers to act in the name of the company in all circumstances and to take all decisions relating to all administrative acts and acts of disposition. The Board shall exercise these powers within the limits imposed by the corporate object and subject to the powers expressly vested in shareholders' meetings by the law.

Article 14
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The Board of Directors shall elect from among its members a Chairman who must be a natural person and who shall take responsibility for the general management of the company.

The Chairman shall cease to hold office when he reaches the age of 65 years.

However, the Chairman shall remain in office until the next Ordinary General
  Meeting to be held after the date on which he reaches the age limit.

Subject to the powers expressly vested by the law in shareholders' meetings and to the powers specifically reserved by the law for the Board of Directors, and subject to the limits imposed by the corporate object, the Chairman shall be vested with comprehensive powers to act in the name of the company in all circumstances.


Article 15
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The Board of Directors may elect from among its members one or two
  Vice-Chairman.

The office of Vice-Chairman may only be held by a natural person.

A Vice-Chairman shall be responsible, in the absence of the Chairman, for calling meetings of the Board of Directors, presiding over the discussions at such meetings, and chairing shareholders' meetings.

A Vice-Chairman shall cease to hold office when he reaches the age of 65 years.
  However, the Vice-Chairman in question shall remain in office until the next Ordinary General Meeting to be held after the date on which he reaches the age limit.



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Article 16
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On a proposal from its Chairman, the Board of Directors may appoint a natural person to assist the Chairman in the role of managing director.

The managing director shall cease to hold office when he reaches the age of 65 years. However, the managing director shall remain in office until the next Ordinary General Meeting to be held after the date on which he reaches the age limit.

The managing director may be removed at any time by the Board of Directors on a proposal from its Chairman; in the event of the death, resignation or removal of the Chairman, the managing director shall remain in office, unless otherwise decided by the Board of Directors, until the appointment of a new Chairman.

The powers and term of office of the managing director shall be determined by the Board of Directors, in agreement with the Chairman. However, where the managing director is also a Board member, his term of office as managing director may not exceed his term of office as a Board member.

The managing director shall have the same powers as the Chairman in dealings with third parties. He shall also have the authority to bring legal action in the name of the company.

Two managing directors may be appointed once the share capital reaches five hundred thousand francs.


Article 17
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The General Meeting may grant Board members as compensation for their duties a fixed annual sum by way of attendance fees, the total amount of which shall be included in the general expenses of the company.

The Board of Directors shall distribute this amount among its members as it sees fit.


Article 18
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The company shall be audited by one or more statutory auditors under the terms stipulated by the law.

Article 19
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The General Meeting may appoint one or more censors chosen from among those shareholders who are not Board members. The censors shall be responsible for ensuring that the Articles of Association are strictly adhered to. They shall be called to meetings of the Board of Directors, at which they shall be present in a consultative capacity. They shall examine the list of assets and liabilities and the annual accounts, and shall if they consider it necessary present their findings on this subject to the General Meeting of the shareholders.

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Article 20
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General Meetings shall be called under the terms stipulated by the law.

Meetings shall be held at the registered office or at any other place specified in the notice of the meeting.

The right to attend meetings shall be subject to the registration of shares in the name of the shareholder in the books of the company, in accordance with the legal and regulatory provisions in force, at least five days before the date on which the meeting is held.

Meetings shall be chaired by the Chairman of the Board of Directors, or in his absence by the Vice-Chairman, or otherwise by a Board member specifically authorised for this purpose by the Board of Directors. Failing this, the meeting shall elect its own chairman.

The office of teller shall be filled by the two members of the meeting with the largest number of votes agreeing to act in this capacity.

The chairman of the meeting and the tellers shall appoint a secretary, who need not be a shareholder.

An attendance register shall be kept in accordance with the terms stipulated by the law.

Copies or extracts of minutes of meetings shall be validly certified by the Chairman of the Board of Directors, by a Vice-Chairman, by a Board member to whom the powers of the managing director have temporarily been delegated, or by the secretary to the meeting.

Article 21
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Ordinary and Extraordinary General Meetings voting in accordance with the conditions as to quorum and majority stipulated by the respective provisions which govern each of them shall exercise the powers attributed to them by the law.

IV - COMPANY ACCOUNTS AND ALLOCATION OF RESULTS
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Article 22
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Each financial year shall last for twelve months, commencing on the first of
   July and ending on the thirtieth of June.

Exceptionally, the first financial year shall run from the date on which the company is initially registered to the thirtieth of June 1990.


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Article 23
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The results for the financial year shall be determined in accordance with the legal and regulatory provisions in force.

At least 5% shall be appropriated from the net profit for the financial year, net of any losses brought forward from previous financial years, in order to constitute the reserve required by the law. This appropriation shall cease to be compulsory once the balance on the reserve has reached one-tenth of the share capital.

The General Meeting may dispose of the surplus as it sees fit and, on a proposal from the Board of Directors, either carry forward some or all of it as retained earnings, or appropriate some or all of it to the constitution of contingency funds or of extraordinary or special reserves of whatsoever description. It may also decide to distribute some or all of it.

V - DISSOLUTION
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Article 24
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Upon the expiration of the company or in the event of its early dissolution, the General Meeting shall decide upon the method of liquidation and appoint one or more liquidators, whose powers shall be determined by the General Meeting and who shall discharge their duties in accordance with the law.

VI - DISPUTES
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Article 25
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All disputes which arise during the life of the company or its liquidation, either among shareholders or between the company and the shareholders, concerning the interpretation or performance of the present Articles of Association or on the subject of the company's affairs generally shall be submitted to the jurisdiction of the competent courts of the locality in which the registered office is situated.

To this end, any shareholder must in the event of a dispute elect to be resident at an address within the jurisdiction of the competent court of the locality in which the registered office is situated, and all summonses and notices delivered to such address shall be held to have been properly served.

In the event of failure to elect residence, summonses and notices shall be validly served if delivered to the public prosecutor's department attached to the district court of the locality in which the registered office is situated.



                                                         [SEAL APPEARS HERE]